EXHIBIT 10.16
                                                  1997 FORM 10-K


                              AMENDMENT NO. 1
                                    to
                           EMPLOYMENT AGREEMENT


AMENDMENT NO. 1 dated March 17, 1998 (this "Amendment") to EMPLOYMENT AGREEMENT made and entered into November 7, 1996 (the "Original Agreement") by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation formerly known as Bucyrus-Erie Company, and DANIEL J. SMOKE.

TERMS used in this Amendment that are defined in the Original Agreement and not defined otherwise in this Amendment shall have the meanings assigned to such terms in the Original Agreement.

THE COMPANY and the Executive desire to amend and modify various provisions of the Original Agreement:

NOW, THEREFORE, the parties hereby agree as follows:

1.   Base Salary.

Effective as of November 7, 1997, the Executive's Base Salary shall be increased to $185,000 per annum, with a retroactive payment to be made by the Company to the Executive as soon as reasonably practicable.

2.   Relocation Allowance.

After the Executive joined the Company, he relocated from Holland, Michigan, and, in connection with such relocation, the Executive has been attempting to sell his former residence in Holland, Michigan. The Company shall continue to cover the Executive's sale of his former residence in Holland, Michigan under the Company's Relocation of Salaried Employees Policy, and continue to reimburse the Executive for his reasonable costs in connection with the sale of his former permanent residence in Holland, Michigan, under the Company's Relocation of Salaried Employees Policy, until September 30, 1998, irrespective of any shorter time limits that may be provided for in such Policy or the Original Agreement.

3.   Change in Control.

3.1 The provisions of Section 10(b) and 10(c) of the Original Agreement shall apply with respect to (i) the Change in Control of the Company that resulted from the acquisition of the Company by American Industrial Partners effective September 26, 1997 (the "AIP Change in Control") and (ii) any subsequent Change in Control of the Company that takes place during the Term.

3.2 For purposes of any Change in Control of the Company other than the AIP Change in Control:

(a) The definition of a "Change of Control of the Company" in Section 10(a)(ii) of the Original Agreement shall be modified as follows:

     (i) Clause (A) shall be modified by replacing the phrase "on the date of this Agreement" with "on September 26, 1997" and by changing "20%" to "50%";

     (ii) The first clause of Clause (D) shall be modified to read "During any period of two consecutive years (but not including any period of time prior to September 26, 1997,)"; and

     (iii) Clauses (E) and (F) shall be deleted.

(b) The definition of "Qualifying Termination" in Section 10(a)(vi) of the Original Agreement shall be modified by deleting clause (C) and inserting the word "or" before clause (B).

(c) The provisions of Section 10(b) of the Original Agreement shall be modified as follows:

     (i)  The reference to six (6) months in line 1 is changed to twelve
     (12) months; and

     (ii) The following proviso shall be added at the end of Section 10(b):
     "provided, however, that if the Qualifying Termination is by the Executive without Good Reason, the Severance Benefit shall be for a period of twelve (12) months rather than eighteen (18) months."

3.3 For purposes of the definition of "Good Reason" in Section 10(a)(v) of the Original Agreement, the phrase "Effective Date" in Clauses (B) and (C) shall mean the date of this Amendment.

4.   Options.

4.1 It is proposed that the Executive subscribe for and purchase up to 750 shares of the Company's Common Stock at a price of $100.00 per share.

4.2 If the Executive subscribes for and purchases shares of the Company's Common Stock as described in Section 4.1, (i) the Executive will be granted options ("Options") under the Company's 1998 Management Stock Option Plan (the "Option Plan") and (ii) the Executive will enter into a Stockholders Agreement (the "Stockholders Agreement") with the Company, American Industrial Partners Acquisition Company, LLC, and certain other Management Stockholders.

4.3 The Options will have an Exercise Price of $100.00 per share, and the number of Option Shares issuable upon exercise of the Options shall be seven times the number of shares of Common Stock that the Executive subscribes for and purchases as described in Section 4.1.

4.4 Notwithstanding anything in the Original Agreement, the Stockholders Agreement, the Option Plan, or any Option to the Contrary, in the event of the termination of the Executive's employment during the Term by the Company without Cause, the unvested portion of any Options held by the Executive that would otherwise have vested through the later of (i) January 1, 2000, or (ii) one year following the effective date of the Executive's termination of employment with the Company (the "Severance Vesting Date") shall immediately vest, and all vested Options held by Executive (including those vesting pursuant to this clause) shall remain exercisable through the Severance Vesting Date, whereupon such Options shall terminate in full. In determining the extent of such Option vesting, (a), it shall be assumed that all performance-based targets for the Plan Year in which Executive's employment terminates and all subsequent Plan Years through the Severance Vesting Date are achieved at the 100% level, and (b) with respect to the Plan Year in which the Severance Vesting Date occurs, such Option vesting shall be pro rata through the Severance Vesting Date.

4.5 The provisions of Sections 5 and 6 of the Original Agreement, having previously been performed, are hereby deleted and Section 10(d) of the Original Agreement is deleted. Section 10(c) of the Original Agreement shall be modified as follows:

     (a) Clause (i) shall be modified by replacing the phrase "the Stock Options and Stock Appreciation Rights granted to Executive under the Stock Incentive Plan ("Options and SARs")" with "any Options granted to Executive under the Option Plan ("Options")";

     (b) Clause (i) shall be modified by deletion of the words "and SARs" from line 11.

EXCEPT AS provided in this Amendment, the Original Agreement continues in full force and effect in accordance with its terms.


BUCYRUS INTERNATIONAL, INC.



By:  /s/ W. R. Hildebrand                    /s/Daniel J. Smoke
     Its President & CEO                        DANIEL J. SMOKE